EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors

Blue Martini Software, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42388, 333-55374, and 333-82928) on Form S-8 of Blue Martini Software, Inc. of our report dated January 19, 2004, relating to the consolidated balance sheets of Blue Martini Software, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears elsewhere in this Form 10-K.

Mountain View, California

March 15, 2004